Exhibit 99.3

FEDERATED FUND DIRECTORS’ LETTER TO FUND SHAREHOLDERS

February 3, 2004

Dear Shareholder:

The Federated Funds have a well-earned reputation for the highest levels of integrity in the mutual fund industry. That is because Federated and the Independent Directors for the Federated Funds have striven to ensure not only that all legal standards are met and exceeded, but that the highest ethical standards are met in the daily operations of the Funds.

Under these circumstances, the Independent Directors, as well as the other directors, were startled to learn of any deviation from these standards. Even the slightest deviation is an anathema to the total commitment to integrity that is the hallmark of the Federated Funds. Our immediate response was to participate actively in the review conducted by Federated and directly to employ independent experts to determine any harm to the Funds. At the inception of this effort, all the directors resolved, and Federated agreed, that any possible losses to the Funds would be completely restored, and any question about the extent of the loss would be resolved in favor of the Funds.

We pursued a comprehensive investigation in order to be certain that we had unearthed the fundamental causes of any failure of our practices and procedures and any losses resulting from these failures. We insisted on such an effort in the face of public or media criticism that the investigation was lasting too long and should be accelerated. Instead in accordance with our commitment to shareholders, we placed ourselves in the position of shareholders who deserve the most complete and thorough analysis.

The analysis has largely been completed. With respect to frequent trading there were a few instances in which Federated employees made arrangements with customers that permitted frequent trading. Each arrangement involved the imposition of conditions that were intended to avoid detriment to the Funds involved. Regrettably, these efforts were insufficient. With respect to late trading, we have found no evidence of any intentional wrongdoing. The failure to adhere to procedures was due essentially to the desire of employees to satisfy clients. Regardless of the motivation, however, the failure to adhere to procedures will not be tolerated. In the case of both frequent and late trading, each Federated Fund will be restored in an amount that at least meets the maximum loss it realized.

In addition, to such compensation for the past, there have also been organizational restructuring, personnel changes and modifications of duties of other personnel. Modifications, clarifications and strengthening of policies and procedures have been implemented in order to ensure that these recent lapses are never repeated. In this vein, we welcome the new Securities and Exchange Commission regulation to create a new chief compliance officer with the responsibility of ascertaining total compliance with all policies and procedures. Therefore, beginning immediately, the head of compliance will have a direct reporting line to the audit committee of the Federated Funds, which is comprised of Independent Directors and will have unfettered access to all Independent Directors.

Additional proposals recently advocated by the SEC and others have long been in place at Federated. For example, a current mutual fund industry proposal that would require funds to increase the percentage of independent directors on the board to seventy-five percent has been in place at Federated for many years. A proposal to provide independent directors with their own expert counsel and other staff has been in place at Federated for many years. Suggestions that independent directors meet separately from other directors and management to assure independent oversight simply reflect a historic practice at Federated where independent directors meet separately numerous times every year. Similarly, recent requirements that independent directors with vast experience and background dominate Fund audit committees reflect the long-term practice at Federated.

The Federated culture has always been open to any questions or concerns of independent directors. The Independent Directors meet separately with any individual member of management they choose and Federated management has always been totally cooperative in responding to these and other directives.

The commitment of Federated Independent Directors to shareholders is complete. Please be assured that we view the lapses identified in the investigation as serious and deeply regrettable. We, like you, are deeply disappointed by these developments and we are committed to addressing the challenges presented and restoring your trust in the Funds. In so doing, we will continue to exceed regulatory and industry standards and to pursue our duty of due diligence to oversee the operation of the Federated Funds at the highest level of integrity.

Sincerely,

/s/    John E. Murray, Jr.

Chairman

Federated Independent Directors.